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EXHIBIT 99.1

E.SPIRE COMMUNICATIONS, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
YEAR TO DATE - JUNE 30, 2000 (UNAUDITED)
($'S IN THOUSANDS)

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
                                   Networks Placed     Networks Placed    Networks Placed     Networks Placed   Networks Placed
                                      in Service          in Service         in Service         in Service         in Service
                                  Prior to 12/31/95      During 1996        During 1997         During 1998       During 1999
                                 -------------------  -----------------  -----------------   ----------------- -----------------
Property, Plant & Equipment       $      179,300       $       153,641    $      186,612      $     64,204      $      146,651

Revenues                          $       38,886       $        23,973    $       33,976      $     10,314      $        2,025

EBITDA                            $       13,363       $        (4,708)   $        5,018      $     (2,385)     $      (7,340)

EBIT                              $       11,126       $        (6,644)   $        2,607      $     (3,385)     $      (8,361)

Network Statistics (cumulative)
-------------------------------
 Access Lines Installed                   74,034                43,434            52,268             5,257               1,141
 Fiber Miles                              46,647                42,384            45,960            24,788              17,227
 Route Miles                                 790                   501               404               158                 340
 Buildings Connected                       1,822                   996             1,395               225                   1
 Voice Grade Equivalents                 964,000               514,480           650,894            87,727              14,458
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